EXHIBIT 4.1
FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture (this “Supplemental Indenture”) is made and entered into as of this 16th day of December, 2021, between Akamai Technologies, Inc., a Delaware corporation (the “Company”) and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture (as hereinafter defined).

RECITALS

WHEREAS, the Company and the Trustee entered into an Indenture, dated May 21, 2018 (the “Indenture”), providing for the issuance of its 0.125% Convertible Senior Notes due 2025 (the “Notes”);

WHEREAS, pursuant to Section 10.01(i) of the Indenture, the Company and the Trustee may supplement the Indenture without the consent of the Holders of the Notes to irrevocably elect or eliminate a Settlement Method and/or irrevocably elect a minimum Specified Dollar Amount;

WHEREAS, the Company desires the Trustee to join with it in the execution and delivery of this Supplemental Indenture in order to irrevocably eliminate the right of the Company to elect Physical Settlement and to irrevocably elect a Specified Dollar Amount for any Combination Settlement, and in accordance with Sections 10.01 and 10.05 of the Indenture, the Company has duly adopted resolutions of the Board of Directors authorizing the execution and delivery of this Supplemental Indenture, and has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that the execution of this Supplemental Indenture complies with the requirements of Article 10 of the Indenture and is permitted and authorized by the Indenture and this Supplemental Indenture constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid supplement to the Indenture pursuant to its terms and the terms of the Indenture have been done.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree as follows:

SECTION 1. Irrevocable Elections.

a.Irrevocable Election to Eliminate Physical Settlement. The Company hereby irrevocably eliminates the right of the Company to elect Physical Settlement as the Settlement Method on any conversion of Notes that occurs on or after the date of this Supplemental Indenture.

b.Irrevocable Election of Specified Dollar Amount. The Company hereby irrevocably elects that, with respect to any Combination Settlement, the Specified Dollar Amount per $1,000 principal amount of the Notes shall be no lower than $1,000.

SECTION 2. Relationship to Indenture. This Supplemental Indenture is a supplemental indenture within the meaning of the Indenture. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified, confirmed and approved and, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

SECTION 3. Modification of the Indenture. Except as expressly modified by this Supplemental Indenture, the provisions of the Indenture shall continue to apply to the Notes

SECTION 4. Governing Law. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE NOTES, INCLUDING WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B).

SECTION 5. Execution in Counterparts; Electronic Signatures. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Supplemental Indenture shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by an Officer of the Company), in English and permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the

Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 6. Headings. The headings of sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof, and will not modify or restrict any of the terms or provisions hereof.

SECTION 7. The Trustee. The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee. The Trustee makes no representations as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, and the Trustee assumes no responsibility for the same. All of the provisions contained in the Indenture in respect of the rights, powers, privileges, and immunities of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

SECTION 8. Notice to Holders. The Company hereby requests the Trustee provide the notice to Holders (by delivering notice to DTC LENS) attached hereto as Exhibit A promptly following execution of this Supplemental Indenture.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused this Supplemental Indenture to be executed by its duly authorized officers as of the date first written above.

COMPANY
AKAMAI TECHNOLOGIES, INC.
By:	/s/ Edward McGowan
Name: Edward McGowan
Title: Executive Vice President and Chief Financial Officer

TRUSTEE
U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Kathy L. Mitchell
Name: Kathy L. Mitchell
Title: Vice President

EXHIBIT A

See attached.

NOTICE OF FIRST SUPPLEMENTAL INDENTURE
AKAMAI TECHNOLOGIES, INC.

0.125% Convertible Senior Notes due 2025
Aggregate Principal Amount: $1,150,000,000
Maturity Date: May 1, 2025

CUSIP: 00971T AJ01

NOTICE IS HEREBY GIVEN, that on December 16, 2021, Akamai Technologies, Inc. (the “Company”) and U.S. Bank National Association (the “Trustee”) entered into the First Supplemental Indenture (the “Supplemental Indenture”) to the Indenture (the “Indenture”), dated as of May 21, 2018, between the Company and the Trustee. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Indenture.

Pursuant to the Supplemental Indenture, the Company irrevocably elected (i) to eliminate the Company’s option to elect Physical Settlement on any conversion of Notes that occurs on or after the date of the Supplemental Indenture and (ii) that, with respect to any Combination Settlement for a conversion of Notes, the Specified Dollar Amount that will be settled in cash per $1,000 principal amount of the Notes shall be no lower than $1,000.

Date: ___________, 2021

1 The CUSIP number is included solely for the convenience of the Holders of Notes. No representation is made as to the correctness or accuracy of the CUSIP number with respect to the Notes or as indicated in this notice.